EXHIBIT 99.1

American Energy Production Inc.
Completes Debt Conversion and Restructuring

MINERAL WELLS, TX--(Newswire)—August 4, 2009 -- American Energy Production Inc. (OTC BB:AENP.OB - News) announced today that it has successfully completed a debt conversion and restructuring eliminating its total debt and other obligations by approximately $7,060,000.  This represents approximately $5,354,000 of debt elimination and approximately $1,706,000 of other obligations comprised of $1,026,000 of accrued interest, $315,000 of accounts payable, $293,000 of accrued payroll and $73,000 of accrued payroll taxes.  Additionally, all previously outstanding preferred stock was converted into common stock.  As a result of the restructuring and conversion, the Company will issue approximately 33,850,678 shares of Stock, 23,350,678 from the conversion of debt obligations and 10,500,000 from the conversion of preferred stock.

Charles Bitters, President of American Energy Production Inc., stated, "This will complete Phase II of the financial restructuring of AENP which complements the previous Phase I reverse stock split. Management believes that with very little debts on its books, the Company is now in a better position to grow and operate as a successful oil and gas company to enhance shareholder’s value.”

Charles Bitters, President of American Energy Production Inc. and the sole previous holder of the Class A preferred shares believes that by having converted the Preferred shares, he has now better aligned himself with shareholders and leaves the Company with only one class of outstanding stock.

The debt holders of AMEP, including Charles Bitters, converted their debt into restricted Form 144 stock at a conversion price of $.25 per share.  The conversion price premium represents an approximate 257% increase over the closing trading price of AENP as of today’s close.  These restricted 144 shares will be control shares and can only be traded under 144 rules and the applicable SEC Section 16 insider rules.

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" and are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the result, performance, or expectations expressed or implied by such forward-looking statements.

Contact:

Contact:
American Energy Production Inc.
Charles Bitters
940-445-0698
http://www.americanenergyproduction.com
or
Oil America Group Inc.
Joe Christopher
972-386-0601
Jchristopher@oilamericagroup.com